EX-99 77.D

Effective December 31, 2016, Calvert Research and
Management ("CRM") assumed investment
advisory responsibilities from Calvert Investment
Management, Inc. ("CIM") for the Calvert VP
SRI Mid Cap Portfolio (the "Fund"). CRM selects securities for the Fund primarily on the basis of fundamental research, and consideration of the responsible investing criteria. The portfolio managers utilize the information provided by, and the expertise of, CRM's research staff in making investment decisions. In selecting securities, the portfolio managers seek companies that have sustainable earnings and cash flow, a strong and durable financial profile, secular and cyclical growth prospects, and the ability to maintain a competitive position within its industry.
In addition, the portfolio managers employ a portfolio construction process that seeks to manage investment risk. This process includes the use of portfolio optimization tools (quantitative tools that help track the portfolio's fundamental characteristics such as its volatility, valuation and growth rate relative to the benchmark) and risk management techniques to assist in portfolio construction and monitoring and maintaining issuer and industry diversification among portfolio holdings. The portfolio managers may sell a security when they believe it is fully valued, the fundamentals of a company deteriorate, or to pursue alternative investment options.

Effective December 31, 2016, Calvert Research and
Management ("CRM") assumed investment
advisory responsibilities from Calvert Investment
Management, Inc. ("CIM") for the Calvert VP
SRI Balanced Portfolio (the "Fund"). CRM monitors the Fund's allocation and may rebalance or reallocate the Fund's assets based on its view of economic and market factors and events. The equity portion of the Fund continues to be primarily a large cap U.S. portfolio, although the Fund may also invest in foreign stocks and mid-cap stocks. Stocks are selected primarily on the basis of fundamental research, utilizing the information provided by, and the expertise of, CRM's research staff and consideration of the responsible investing criteria. Investment decisions for the fixed-income portion of the Fund are made primarily on the basis of fundamental and quantitative research conducted by CRM and consideration of the responsible investing criteria.
Management of the Fund involves consideration of numerous factors (such as quality of business franchises, financial strength, management quality and security structural and collateral considerations). The portfolio managers may sell a security when CRM's price objective is reached, the fundamentals of the investment change or to pursue more attractive investment options. The Fund manages duration and any hedging of interest rate risk in the fixed-income portion of the Fund through the purchase and sale of U.S. Treasury securities and related futures contracts.